Exhibit 99.2

FIRST KEYSTONE HOLDS ANNUAL MEETING –

ANNOUNCES RE-ELECTIONS AND PROMOTIONS

Berwick, Pennsylvania – May 5, 2017 – First Keystone Corporation (OTC PINK: FKYS), the parent company of First Keystone Community Bank, recently held its 2017 Annual Meeting of Shareholders at the McBride Memorial Library in Berwick, Pennsylvania. It was announced that Don E. Bower, Robert A. Bull, and Matthew P. Prosseda were re-elected as Directors. They will serve on the Board of Directors for First Keystone Corporation, and its subsidiary, First Keystone Community Bank.

Robert E. Bull announced his retirement from the position of Chairman of the Board of both the Corporation and the Bank. He will remain a member of both Boards. Robert A. Bull was elected Chairman of the Board, John E. Arndt was elected Vice Chairman and David R. Saracino was elected Secretary of the Corporation and its subsidiary, First Keystone Community Bank, effective immediately.

First Keystone Community Bank announced the following employee promotions: Jeff Wozniak, IT Manager and Information Security Officer was promoted to Senior Vice President; Leighton Walsh, Mortgage Services Manager was promoted to Vice President; Lauren Duane, Business Deposit Specialist; Natalie Stackhouse, Accounting Manager; Cheryl Wynings, Executive Administrative Assistant and Christopher Zlobik, Assistant IT Manager were promoted to Assistant Vice President and Stacy Keith, Accounting Reporting Analyst and Ashley Milloway, Mortgage Loan Consultant were promoted to Assistant Cashier.

“First Keystone has recognized these employees for their outstanding service to the Bank and its customers,” stated Matthew P. Prosseda, President and Chief Executive Officer.

First Keystone Community Bank is an independently owned community bank since 1864 and presently operates branches in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties. First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.”

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-223-6807.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.